Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS

JASPER, IN (August 4, 2005) - Kimball International, Inc. (NASDAQ: KBALB) today announced the financial results for the fourth quarter and fiscal year 2005, which ended June 30, 2005.

Discontinued Operations and Restructuring
As a result of excess capacity in the Company's manufacturing facilities, during the fourth quarter of fiscal year 2005 the Company announced a plan to consolidate its two Mexican contract furniture and cabinets operations into one location by exiting its manufacturing facility located in Mexicali. The total cost estimate for the consolidation activities is approximately $4.4 million pre-tax. Most of the costs related to this restructuring will be incurred in the first half of fiscal year 2006.

During the third quarter of fiscal year 2005, the Company ceased operations relating to its residential branded furniture products within the Furniture and Cabinets segment. The results of the residential branded furniture products are reported as a discontinued operation. Also included in discontinued operations are the results of the veneer slicing operation which was discontinued in the second quarter of fiscal year 2005. Sales, gross margin, selling, general and administrative costs and income from continuing operations discussed below exclude the results of these two discontinued operations. All prior periods have been restated.

Consolidated Overview
Fiscal year 2005 fourth quarter net sales were $279.9 million, which approximated net sales of $280.7 million reported for the fiscal 2004 fourth quarter. An increase in sales in the Furniture and Cabinets segment was more than offset by a decrease in sales in the Electronic Contract Assemblies segment. Income from continuing operations in the current year fourth quarter totaled $3.6 million, or $0.10 per Class B share. The Company recorded income from continuing operations in the prior year fourth quarter of $8.6 million, or $0.23 per Class B share.

Including a gain from discontinued operations of $0.5 million after-tax or $0.01 per Class B share which was primarily related to favorable accrual adjustments, fourth quarter fiscal year 2005 net income was $4.1 million, or $0.11 per Class B share. For the prior year fourth quarter, net income was $7.6 million, or $0.20 per Class B share, inclusive of a loss on the discontinued operation of $1.0 million after-tax, or $0.03 per Class B share.

Consolidated fourth quarter fiscal year 2005 gross margin of 21.4% declined when compared to 23.6% reported in the fourth quarter of fiscal year 2004, but improved from the most recent third quarter. The decline in margin compared to the prior year was partially related to a sales mix shift to lower margin programs and higher depreciation costs within the Electronic Contract Assemblies segment. Gross margin also declined within the Furniture and Cabinets segment as a result of higher commodity costs, higher freight costs and manufacturing inefficiencies. Price increases to customers on select branded furniture products helped to partially mitigate the margin decline. Also, the fourth quarter year-over-year consolidated gross margin comparison was impacted by a favorable adjustment to property taxes in the prior year. Consolidated selling, general and administrative (SG&A) costs for the fiscal year 2005 fourth quarter increased 2% in absolute dollars compared to the prior year. Operating income for the fourth quarter declined from the prior year on the lower margins and higher SG&A costs. Other income in the current year fourth quarter included a pre-tax gain of $0.7 million related to the sale of two parcels of idle land. Other income in the fourth quarter of the prior fiscal year included $1.7 million pre-tax income relating to funds received as part of a Polish offset credit program for investments made in the Company's Poznan operations.

Operating cash flow for the fourth quarter of fiscal year 2005 totaled $9.3 million compared to $15.5 million in the fourth quarter of last year. Annual operating cash flow for fiscal year 2005 was $64.7 million compared to the $68.9 million of operating cash flow generated in fiscal year 2004. The Company's cash and short term investment balance was $117.5 million at June 30, 2005 and $85.5 million at June 30, 2004.

On an annual basis, fiscal year 2005 net sales of $1.1 billion approximated fiscal year 2004 net sales. Income from continuing operations for fiscal year 2005 was $18.9 million, or $0.50 per Class B share, inclusive of $0.3 million, or less than $0.01 per Class B share, of after-tax restructuring costs. Fiscal year 2004 income from continuing operations was $24.6 million, or $0.65 per Class B share, inclusive of $1.2 million, or $0.03 per Class B share, of after-tax restructuring costs. Including the loss from discontinued operations of $2.3 million after-tax or $0.06 per Class B share, fiscal year 2005 net income was $16.6 million, or $0.44 per Class B share. For the prior year, net income was $21.7 million, or $0.57 per Class B share, inclusive of a loss on the discontinued operation of $2.9 million after-tax, or $0.08 per Class B share.

James C. Thyen, Chief Executive Officer and President, stated, "I was pleased to see our positive cash flow from operations in the fourth quarter; however, our earnings in the quarter fell far below last year. While we were not pleased with our financial performance for the quarter, we did see an improvement in earnings over our most recent third quarter. We continue to address certain excess capacity issues, as evidenced by our recent decision to consolidate our Mexican furniture and cabinets operations into one facility. We are executing this plan with little to no disruption to our customers. Our focus remains on reducing the operating inefficiencies we have been experiencing at select facilities within our Furniture and Cabinets segment." Mr. Thyen added, "As I've noted previously, our Electronics segment has been experiencing much tighter margins on new programs which is part of the reason we are seeing the margin decline compared to last year. On the positive side, we did see our margins stabilize in the fourth quarter when compared to the most recent third quarter in this segment. Recently awarded business programs are evidence of the success of our diversification plan in the Electronics segment to balance our business portfolio and develop strategic points of leverage that benefit all our customers."

Furniture and Cabinets Segment
The Furniture and Cabinets segment net sales for the fourth quarter of fiscal year 2005 were $171.7 million, an increase of 2% over net sales of $168.2 million in the same quarter last year. Sales of branded furniture products, which includes office and hospitality furniture, increased when compared to the prior year while sales of forest products and contract furniture and cabinets products both decreased from the prior year.

Income from continuing operations in this segment for the fourth quarter of fiscal year 2005 decreased $1.0 million from the prior year. Higher commodity costs, particularly steel and flakeboard, higher freight costs resulting from the rising fuel prices, manufacturing inefficiencies at select contract furniture and cabinet operations and excess capacity continued to hinder earnings in this segment during the current quarter. The Company made additional investments in advertising, product introductions, marketing programs and new showrooms which resulted in higher costs for the current year quarter. Recent price increases on select branded furniture products helped to partially offset the higher costs.

Including an after-tax gain from discontinued operations of $0.5 million, the fourth quarter fiscal year 2005 net income in this segment increased from the prior year, which included a $1.0 million after-tax loss from discontinued operations.

For the current fiscal year, net sales of $683.6 million in the Furniture and Cabinets segment increased over fiscal year 2004 net sales of $680.3 million. Income from continuing operations for fiscal year 2005 improved over the prior year primarily due to lower SG&A costs and lower restructuring costs in the current year.

Electronic Contract Assemblies Segment
The Electronic Contract Assemblies segment fiscal year 2005 fourth quarter net sales of $108.0 million declined 4% from net sales of $112.3 million for the same quarter last year, due primarily to lower electronic assembly sales to customers in the transportation and telecommunications industries. Sales to customers in the industrial control and medical industries increased during this same time period.

Income from continuing operations in this segment for the fourth quarter of fiscal year 2005 decreased $3.8 million from the same period last year primarily due to lower margins resulting from a shift in sales mix to newer programs which carry a lower margin, higher equipment depreciation costs, and new product introduction costs. A reduction in incentive based compensation costs in the fourth quarter of this fiscal year partially offset the lower margins. The fourth quarter year-over-year earnings comparison in this segment was also impacted by prior year favorable adjustments to property taxes and warranty reserves. In addition, the prior year fourth quarter included $1.3 million of after-tax funds received as part of a Polish offset credit program for investments made in this segment's Poznan operations.

For the current fiscal year, Electronic Contract Assemblies segment net sales of $439.7 million were flat with fiscal year 2004 net sales of $439.3 million. Income from continuing operations for fiscal year 2005 declined from the prior year primarily related to a decline in gross margin.

Reclassification
The Company changed its classification of investments in auction rate securities to short-term investments for both fiscal 2005 and 2004. Previously these investments were included in cash and cash equivalents. This reclassification had no impact on the results of operations of the Company. The amount reclassified as of June 30, 2004 was $15.0 million. As of June 30, 2005, the Company had $28.1 million of auction rate securities classified as short-term investments.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ended June 30, 2004.

Conference Call / Webcast
Kimball International will conduct its fourth quarter financial results conference call beginning at 2:00 PM Eastern Time today, August 4, 2005. To listen to the live conference call, dial 866-761-0748, or for international calls, dial 617-614-2706. A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through August 18, 2005, at 888-286-8010 or internationally at 617-801-6888. The pass code to access the replay is 21867106.

About Kimball International, Inc.
Kimball International, Inc. provides a vast array of products from its two business segments: the Furniture and Cabinets segment and the Electronic Contract Assemblies segment. The Furniture and Cabinets segment provides furniture for the office and hospitality industries sold under the Company's family of brand names. The Furniture and Cabinets segment also provides engineering and manufacturing services which utilize common production and support capabilities on a contract basis to customers in the residential furniture and cabinets, office furniture, and retail infrastructure industries, as well as forest products. The Electronic Contract Assemblies segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

Financial Highlights for the quarter and fiscal year ended June 30, 2005, follow:

Condensed Consolidated Statements of Income
(Unaudited) ($000's, except per share data)	Three Months Ended
	June 30, 2005	June 30, 2004

Net Sales	$ 279,850	100.0%	$ 280,691	100.0%
Cost of Sales	220,004	78.6%	214,412	76.4%

Gross Profit	59,846	21.4%	66,279	23.6%

Selling, General & Administrative Expenses	56,819	20.3%	55,875	19.9%
Restructuring Expense	127	0.1%	54	0.0%

Operating Income	2,900	1.0%	10,350	3.7%
Other Income-Net	2,191	0.8%	1,756	0.6%

Income from Continuing Operations Before Income Taxes	5,091	1.8%	12,106	4.3%
Provision for Income Taxes	1,443	0.5%	3,519	1.3%

Income from Continuing Operations	3,648	1.3%	8,587	3.0%
Gain (Loss) from Operations of Discontinued Operations, Net of Tax	490	0.2%	(951)	(0.3%)

Net Income	$ 4,138	1.5%	$ 7,636	2.7%

Earnings Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.10		$0.22
Class B	$0.10		$0.23
Diluted from Continuing Operations:
Class A	$0.09		$0.22
Class B	$0.10		$0.23
Basic:
Class A	$0.11		$0.20
Class B	$0.11		$0.20
Diluted:
Class A	$0.10		$0.20
Class B	$0.11		$0.20

Average Shares Outstanding
Basic	38,152		38,111
Diluted	38,809		38,461

($000's, except per share data)	Fiscal Year Ended
	June 30, 2005	June 30, 2004

Net Sales	$ 1,124,212	100.0%	$ 1,120,725	100.0%
Cost of Sales	888,657	79.0%	867,199	77.4%

Gross Profit	235,555	21.0%	253,526	22.6%

Selling, General & Administrative Expenses	221,709	19.8%	223,157	19.9%
Restructuring Expense	448	0.0%	3,359	0.3%

Operating Income	13,398	1.2%	27,010	2.4%
Other Income-Net	9,374	0.8%	7,750	0.7%

Income from Continuing Operations Before Income Taxes	22,772	2.0%	34,760	3.1%
Provision for Income Taxes	3,842	0.3%	10,126	0.9%

Income from Continuing Operations	18,930	1.7%	24,634	2.2%
Loss from Operations of Discontinued Operations, Net of Tax	(2,655)	(0.2%)	(2,949)	(0.3%)
Gain on Disposal of Discontinued Operations, Net of Tax	313	0.0%	-0-	0.0%

Net Income	$ 16,588	1.5%	$ 21,685	1.9%

Earnings Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.49		$0.64
Class B	$0.50		$0.65
Diluted from Continuing Operations:
Class A	$0.48		$0.63
Class B	$0.50		$0.65
Basic:
Class A	$0.43		$0.56
Class B	$0.44		$0.58
Diluted:
Class A	$0.42		$0.55
Class B	$0.44		$0.57

Average Shares Outstanding
Basic	38,141		38,101
Diluted	38,359		38,307

Condensed Consolidated Statements of Cash Flows
($000's)	Fiscal Year Ended
	June 30, 2005	June 30, 2004

Net Cash Flow provided by Operating Activities	$ 64,707	$ 68,892
Net Cash Flow used for Investing Activities	(25,036)	(44,793)
Net Cash Flow used for Financing Activities	(22,533)	(25,484)
Effect of Exchange Rates	124	85

Net Increase (Decrease) in Cash & Cash Equivalents	17,262	(1,300)
Cash & Cash Equivalents at Beginning of Period	39,991	41,291

Cash & Cash Equivalents at End of Period	$ 57,253	$ 39,991

Cash & Cash Equivalents	$ 57,253	$ 39,991
Short-Term Investments	60,270	45,491

Totals	$ 117,523	$ 85,482

Condensed Consolidated Balance Sheets ($000's)
	June 30, 2005	June 30, 2004

Assets
Cash, Cash Equivalents and Short-Term Investments	$ 117,523	$ 85,482
Receivables, Net	125,178	127,411
Inventories	87,531	92,531
Other Current Assets	21,808	34,621
Property & Equipment, Net	176,054	198,146
Capitalized Software, Net	37,273	41,059
Other Assets	35,173	34,819

Totals	$ 600,540	$ 614,069

Liabilities & Share Owners' Equity
Current Liabilities	$ 148,372	$ 147,798
Long-Term Debt, Less Current Maturities	350	395
Deferred Income Taxes & Other	23,592	31,265
Share Owners' Equity	428,226	434,611

Totals	$ 600,540	$ 614,069